Exhibit 10.1

[Heartland Payment System, Inc. Letterhead]

April 8, 2011

Maria Rueda

Dear Maria:

This letter confirms our offer and your acceptance of the full time position of Chief Financial Officer reporting to Bob Carr, Chief Executive Officer.

Your semi monthly rate will be $16,666.67 per pay ($400,000 annually) and you will be paid on the 15th and the end of each month. In addition to your base salary listed above, your compensation package will also include the following:

•

Annual bonus eligibility equivalent to 50% of base salary. Your bonus is guaranteed in the first year of your employment with Heartland. Your 2011 bonus will be prorated based on your start date with Heartland. In 2012, your bonus will be guaranteed for the remaining portion of your first year of employment (approximately 4 months value). Thereafter the bonus will be determined based upon your personal performance and Heartland achieving key objectives.

•	50,000 Restricted stock units which will vest over 4 years.

After 90 days of employment with Heartland, you will automatically be enrolled in HPS’s 401K Profit Sharing Plan at a standard deduction of 1%. You may elect to have a higher percentage taken out or none at all. Information about these programs and other company benefits, as well as guidelines concerning your employment, are described in Heartland’s Employee Handbook, which you will be provided access via our web-site when your employment begins. If you have other specific benefit questions, feel free to contact Jose Muniz at jose.muniz@e-hps.com or Jackie Lamont at Jackie.lamont@e-hps.com.

As discussed, this offer is contingent upon the successful completion of a background check and your written acceptance of the terms and conditions set forth in the attached document pertaining to Heartland’s Alcohol and Drug-Free Workplace Policy.

Your employment with Heartland is “at-will.” This means that just as you have the right to end your employment with Heartland at any time, for any reason or no reason, and with or without notice, Heartland also has the right to terminate your employment at any time, for any reason or no reason, and with or without notice.

To confirm your acceptance of this offer and acknowledge your at-will employment relationship with Heartland, please sign this letter and the Alcohol and Drug Free Workplace policy and return to Heartland’s Human Resource Department. Feel free to retain a copy for your records.

On behalf of Heartland Payment Systems, I look forward to having you join our team. In the meantime, if you have any questions about the terms of our offer or the company in general, please feel free to contact me.

Sincerely,

/s/ Robert O. Carr

Bob Carr

Chief Executive Officer

I hereby accept the offer of employment described above and acknowledge that my employment relationship with Heartland Payment Systems is contingent upon the successful completion of a background check, and my written acceptance of the terms and conditions set forth in Heartland’s Alcohol and Drug-Free Workplace Policy. I further acknowledge that any employment relationship I may have with Heartland is at-will.

/s/ Maria Rueda	April 11, 2011
Signature	Date

ATTACHMENT 1

Question – Do you currently use illegal drugs of any kind?

YES                                     NO      X

The undersigned hereby attests that the answer to the above questions is true and accurate. By signing below, the undersigned agrees, understands and recognizes that it is the policy of Heartland Payment Systems, Inc. to refuse to hire any applicant who currently uses illegal drugs and that it is the policy of Heartland to take disciplinary action, up to and including termination, against any employee who utilizes illegal drugs. The undersigned also agrees to submit to a test for the illegal use of drugs if requested as part of the hiring process or if required during the course of employment.

Name:	Maria Rueda	Date: April 11, 2011

Signature:	/s/ Maria Rueda